Exhibit 5.1

March 31, 2020

The Howard Hughes Corporation
One Galleria Tower, 13355 Noel Road, 22nd Floor
Dallas, Texas 75240

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to The Howard Hughes Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance and sale by the Company of 2,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value (“Common Stock”), with an additional 300,000 shares of Common Stock issuable upon exercise of an option granted to the underwriters by the Company as set forth in the Company’s registration statement, pursuant to an automatic registration statement on Form S-3 (File No. 333-237423) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2020, and the preliminary prospectus dated March 27, 2020 (the “Base Prospectus”) contained therein, as supplemented by the final prospectus supplement dated March 27, 2020 (the “Prospectus Supplement”).

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of such company or corporate records, agreements and instruments and other documents of the Company, and its subsidiaries, certificates of public officials and other certificates and opinions, and have made such other investigations, as we have deemed necessary in connection with the opinions set forth herein. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinions expressed herein. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Underwriting Agreement and we have relied upon certificates and oral or written statements and other information obtained from officers of the Company and its subsidiaries, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any electronic databases, public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, “to our knowledge,” “known to us” or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in representing the Company.

We express no opinion concerning the laws of any jurisdiction other than the laws of the General Corporation Law of the State of Delaware (the “DGCL”) of the State of Delaware. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the DGCL as we have deemed appropriate in connection with the opinions expressed herein. Except as described, we have neither examined nor do we express any opinion with respect to Delaware law.

Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and when issued and sold in accordance with the Registration Statement and the related Base Prospectus and Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP